Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN REPORTS FACTORS IMPACTING THIRD AND FOURTH QUARTERS FOR 2005

ROANOKE, Va. (October 13, 2005)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ) today made a preliminary statement on the impact of certain variables affecting results during the third and fourth quarters of 2005.

Higher gasoline prices, and to some extent weather conditions from the recent hurricanes, have affected sales performance. Through mid-July of 2005, the Western Sizzlin system overall was experiencing increases in sales over 2004 by over 1%.  August and September sales have shown negative sales variances of 1.3%.  Jim Verney, President and Chief Executive Officer,  commented, “We believe that current sales trends continue to be negatively impacted in both our Company and franchise operations by the effect of the recent hurricanes and resulting higher gasoline prices.  The gasoline price increases have been particularly hard on families on fixed incomes as they try to juggle their disposable income.  Given the uncertain consumer environment, it is difficult to estimate the full effect that the hurricanes and rising consumer prices may have on our results.  Nevertheless, we intend to continue to focus on enhancing our guest experience, marketing our product, and enhancing our overall value to the customer while keeping these outside factors in mind.”

As reported in the Company’s second quarter release, the Waldorf, MD Company location was destroyed by fire on July 19, 2005.  The Landlord is disputing that the lease obligates the Landlord to rebuild the premises.  The Landlord has filed a lawsuit seeking a declaratory judgment terminating the lease.  The Company intends to defend this suit vigorously and to seek a declaratory judgment confirming the lease.  Waldorf’s revenues for the six months ended June 30, 2005 were $1.1 million, with operating income of $77,000.  The Company was expecting to continue with the same results or better for the second half of the year.  The Company insured the premises for business interruption, and is working with the insurance company on that particular claim.  The amount due the Company under this insurance coverage may not offset the loss expected on operating income for the last six months of 2005, depending on when this claim is settled and proceeds are received.

The Woodrow Wilson bridge replacement project is underway with current construction located directly in front of the Company’s Alexandria, VA Great American Buffet location.  The effect of the construction on sales is approximately a 10% decline, resulting in operating income declines of approximately 15% or $50,000 through August 2005.

The Company’s planned extensive remodels on two Northern Virginia locations, that have been previously reported, will affect the fourth quarter of 2005.  Manassas, Virginia’s remodel has an anticipated store closure of three weeks and Falls Church, Virginia’s remodel has an anticipated store closure of 10 days. The Company projects loss of sales between $300,000 and $330,000, and a projected loss in store level profit of $100,000 in the fourth quarter.  Jim Verney commented, “In both remodel situations, we expect that the down time will pay off for us in 2006 and beyond with an updated prototypical look as well as an addition of seating capacity in both locations.”

The Company signed a lease in June 2005 for an in-line Company-operated Great American Buffet in Chantilly, Virginia.  The Company will be in the planning process during the third and fourth quarters, incurring start-up expenses of approximately $75,000 to $100,000.  The location is expected to open in 2006.

The Company also is committed to a 50/50 joint venture with a franchisee to jointly operate a Wood Grill by Western Sizzlin concept in Harrisonburg, Virginia and anticipates start-up expenses in 2005 of approximately $50,000.  The joint venture agreement has been reported in prior releases and SEC filings.

Western Sizzlin Corporation operates and franchises a total of 145 units in 20 states, of which five are owned and operated by the Company, under names of WesterN SizzliN Steak & More, WesterN SizzliN Wood Grill, Great American Steak & Buffet Company, Austins Steakhouse and Quincy Steakhouses.  Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

# # #